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EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


PRIMARY AND FULLY DILUTED BASIS:
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                                           For the three months ended        For the six months ended
                                                   June 30,                        June 30,
                                            1997            1996              1997          1996
                                           --------------------------        ------------------------
Net income                                   $140,713        $136,928          $318,511      $330,994

Weighted average shares outstanding           705,068         704,854           704,962       704,854

Earnings per share                              $0.20           $0.19             $0.45         $0.47
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